U.S.  SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 12b-25
                             SEC File Number  0-25614
                         NOTIFICATION OF LATE FILING

                                 (Check One):

[x] Form 10-KSB     [  ] Form 20-F     [  ] Form 11-K     [x] Form 10-Q  [  ]
From  N-SAR

     For  Period  Ended:    October 31,  1998

     [    ]  Transition  Report  on  Form  10-K
     [    ]  Transition  Report  on  Form  20-F
     [    ]  Transition  Report  on  Form  11-K
     [    ]  Transition  Report  on  Form  10-Q
     [    ]  Transition  Report  on  Form  N-SAR
     For  Transition  Period  Ended:


     Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART  I-REGISTRANT  INFORMATION


Full  Name  of  Registrant - Globus Cellular, Ltd.
Former Name if Applicable -  Globus Cellular & User Protection, Ltd.
                             Leridges International, Inc.

Address of Principal Executive Office (Street and Number) - 1980 Windsor Road

City, State and Zip Code - Kelowna, British Columbia, Canada V1Y 4R5

               PART  II  -  RULES  12B-25  (B)  AND  (C)

IF  THE  SUBJECT  REPORT  COULD  NOT  BE FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO RULE 12B-25(B),
THE FOLLOWING  SHOULD  BE  COMPLETED.    (CHECK  BOX  IF  APPROPRIATE)

(A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;
[    X    ]
(B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-KSB, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING
THE PRESCRIBED DUE DATE;  AND (C)    THE ACCOUNTANT'S STATEMENT OR OTHER
EXHIBIT REQUIRED BY RULE 12B-25(C) HAS  BEEN  ATTACHED  IF  APPLICABLE.

               PART  III  -  NARRATIVE


State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

Corporation was not able to timely complete its financial statements to electronically file the required form.





               PART  IV  -  OTHER  INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification:

     Jody  M. Walker, Attorney at Law         (303)          850-7637
          (name)                            (Area Code)   (Telephone #)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? if the
answer is no,  identify  report(s).    [x]  Yes         [ ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
report or portion  thereof?           [ ]  Yes          [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                   GLOBUS CELLULAR & USER PROTECTION, LTD.
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:          January 29, 1999           By     /s/ Dr. Paul Bickert
                                                 ---------------------------
                                                 Dr. Paul Bickert, President